SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Group® Adviser Funds
Delaware Group Cash Reserve
Delaware Group Equity Funds I
Delaware Group Equity Funds II
Delaware Group Equity Funds III
Delaware Group Equity Funds IV
Delaware Group Equity Funds V
Delaware Group Foundation Funds
Delaware Group Global & International Funds
Delaware Group Government Fund
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund
Delaware Group Tax-Free Money Fund
Delaware Pooled® Trust
Voyageur Insured Funds
Voyageur Intermediate Tax Free Funds
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Mutual Funds III
Voyageur Tax Free Funds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary proxy materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Beginning on or about Sept. 30, 2009, shareholders as of the record date of Sept. 18, 2009 in the Delaware Investments® Family of Funds will receive a communication regarding an upcoming proxy vote in which they will be asked to participate. The proxy statement includes two proposals:

  A proposal to elect a Board of Trustees for each of the Trusts. The nominees for election to the Boards of Trustees are all currently members of the Boards of Trustees.
  A proposal to approve a new investment management agreement between each Fund and Delaware Management Company in connection with Lincoln National Corporation’s sale of Delaware Investments to Macquarie Group.

The communication will include an overview of the items on which the shareholders are asked to vote as well as the materials to use when voting by mail, telephone, or through the internet. If a certain percentage of shareholder votes have not been received on or about Oct. 10, 2009, a telephone solicitation process by a third party, Computershare Fund Services, Inc., will begin. A meeting of shareholders of the Delaware Investments Funds is scheduled to be held on Nov. 12, 2009.

The proxy statement and a Q&A can be viewed online at www.delawareinvestments.com/proxy.

If you have specific questions, please call your regional marketing director representing Delaware Investments at 877 693-3546.